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                    [LETTERHEAD OF CENTRAL GARDEN & PET]

FOR IMMEDIATE RELEASE
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                CENTRAL GARDEN & PET TO ACQUIRE PENNINGTON SEED

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    LAFAYETTE, CA, February 17, 1998 - Central Garden & Pet Company
(NASDAQ:CENT) today announced that it has entered into a definitive agreement to acquire Pennington Seed, Inc., a manufacturer of proprietary branded grass and wild bird seed, including such brand names as Pennington Seed(R), Green Charm(R), Penkoted(R) and Eliminator(R). The Company is also a manufacturer and distributor of lawn and garden products. Terms were not disclosed.

    Pennington Seed reported consolidated annual sales of approximately $300 million in 1997. Pennington's principal customers include large national chains such as Wal-Mart, Kmart, Lowes and Home Depot as well as independent retailers. Based in Madison, Georgia, Pennington has approximately 750 employees.

    "The acquisition of Pennington is another exciting step forward in the development of our branded products business, and at the same time, strengthens our lawn and garden distribution franchise," said William E. Brown, Chairman and Chief Executive Officer of Central. "We are particularly pleased that Sonny Pennington, President of Pennington, and the Pennington management team, who are very highly respected throughout the industry, will be joining the Central team."

    Sonny Pennington commented, "All of us at Pennington are very excited about the prospects of combining our businesses with Central. We are confident that by joining forces, we will be able to provide our customers with an even higher level of quality products and services."

    Upon closing, Sonny Pennington will become a member of Central's Board of Directors and the Pennington family will be one of the largest shareholders of Central.

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     Central Garden & Pet Company is the leading national distributor of lawn and garden and pet supply products. Central offers customers a wide array of value-added services designed to increase the sales and profitability of both manufacturers and retailers, including inventory management, advertising and promotional programs, in-store service and display building and sales program development. Central also offers lines of proprietary branded products which include Kaytee (R), TFH (R), Zodiac (R), and Four Paws (R) pet products, Island
(R) aquariums, Matthews (R) redwood products and Grant's (R) ant control products.
     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company's Securities and Exchange Commission filings.